UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2007 (July 25, 2007)

SAMSONITE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-23214	36-3511556
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

575 West Street, Suite 110
Mansfield, Massachusetts	02048
(Address of principal executive offices)	(Zip Code)

(508) 851-1400

Registrant’s telephone number, including area code:

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into Material Definitive Agreement.

On July 25, 2007, the Company entered into an Increase Joinder with Merrill Lynch Capital Corporation under the incremental term loan provisions of the Company’s existing senior credit facility.  Under the terms of the Increase Joinder, the Company made a term loan borrowing in the principal amount of $55 million.  The terms of such borrowing are substantially the same as the terms of the Company’s existing $450 million senior secured term loan under the senior credit facility, and like the Company’s other borrowings under the senior credit facility such borrowing is also secured by substantially all of the Company’s domestic assets and certain foreign assets.

The proceeds of the borrowing under the Increase Joinder were used to (i) finance the previously announced acquisition of an 85% interest in the operations of the Traveller Group in Chile, which acquisition closed on July 26, 2007, together with related fees and expenses, and (ii) to repay certain revolving loans under the senior credit facility.

A copy of the Increase Joinder is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Increase Joinder, dated as of July 25, 2007, among Samsonite Corporation, Merrill Lynch Capital Corporation, as administrative agent, and each Term Lender listed on the signature pages thereto.

Signatures

                Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Samsonite Corporation

By:	/s/ Richard H. Wiley
Name:	Richard H. Wiley
Title:	Chief Financial Officer, Treasurer and Secretary

Date: July 27, 2007